Exhibit 99.1

Liberty Latin America Completes Acquisition of Cabletica
Acquisition of 80% Stake in Leading Cable Operator in Costa Rica
Denver, Colorado – October 1, 2018: Liberty Latin America Ltd. (“Liberty Latin America”) (NASDAQ: LILA and LILAK, OTC Link: LILAB), a leading telecommunications company with operations in Chile, Puerto Rico, the Caribbean and other parts of Latin America, today completed its acquisition of an 80% stake in Cabletica, a leading Costa Rican cable operator, from Televisora de Costa Rica S.A. (“Televisora”) who retain a remaining 20% interest. Cabletica was acquired for an enterprise value of CRC 146 billion (approximately $250 million1,2).
Balan Nair, President and CEO of Liberty Latin America, commented, “We are thrilled to have completed our first acquisition as Liberty Latin America and look forward to leveraging our capabilities and investing in Cabletica to enhance the leading products and services currently delivered to customers in Costa Rica. As we grow our operations in Latin America and the Caribbean, the combined force of our people, products and services, and world-class technology will empower all of our customers to discover and experience the endless possibilities of the digital world.”
René Picado, President of Televisora said, “We are excited to join forces with an industry leader like Liberty Latin America and believe this is a great strategic fit rooted in a shared mission and culture. We have transformed communications in Costa Rica and are extremely proud of what we have accomplished. Together with Liberty Latin America, we have an exciting opportunity to further develop our portfolio of products, delivering more leading services and value to our customers.”

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:
Investor Relations:
Kunal Patel    +1 786 274 7552

Media Relations:
Claudia Restrepo    +1 786 218 0407

1.	Based on a USD/CRC foreign exchange rate of 583 as of September 27, 2018.

2.	The purchase price for the 80% equity stake is subject to customary adjustments under the transaction documents.